Exhibit 10.1

QUOIN PHARMACEUTICALS LTD.

AMENDED AND RESTATED CHARTER OF

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS (this "Charter")

Adopted: March 3, 2022

Capitalized terms contained but not defined in this Charter shall have the meanings ascribed to such terms in the Amended and Restated Articles of Association (the "Articles") of Quoin Pharmaceuticals Ltd., an Israeli company (the “Company”), unless and to the extent the context indicates otherwise.

I.       PURPOSES

The purposes of the audit committee (the “Audit Committee”) of the Board of Directors (the “Board”) of the Company shall be as provided for in the Israeli Companies Law, 5759-1999 (the “Companies Law”), and subject to the provisions of the Companies Law, to:

1.	Recommend to the Board regarding the appointment and approval of the compensation of the independent registered public accounting firm engaged to audit the Company’s financial statements;

2.	Monitor deficiencies in the management of the Company, inter alia, in consultation with the independent registered public accounting firm and internal auditor, and advise the Board on how to correct the deficiencies;

3.	Decide whether to approve and recommend to the Board to approve engagements or transactions that require audit committee approval under the Companies Law, relating generally to certain related party transactions;

4.	Decide as to what transactions shall be considered as “Extraordinary Transactions” as such term is defined in the Companies Law in connection to related party transaction;

5.	Meet and receive reports from both the internal auditors and independent registered public accounting firm dealing with matters that arise in connection with their audits; and

6.	Conduct any investigation appropriate to fulfilling its responsibilities, and have direct access to the independent registered public accounting firm as well as anyone in the organization.

In addition, the Audit Committee will undertake those specific duties and responsibilities required under the rules and regulations of The Nasdaq Stock Market (“Nasdaq”), those listed below and such other duties as the Board may from time to time prescribe.

II.       MEMBERSHIP

Subject to the provisions of the Companies Law concerning the appointment and qualifications required from the Audit Committee members, such members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria, as well as any other criteria required by the U.S. Securities and Exchange Commission (the “SEC”) and, to the extent applicable, the Companies Law:

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1.	Each member will be an independent director, as defined in (i) Nasdaq Rule 5605, (ii) Rule 10A-(3) promulgated under the Securities Exchange Act of 1934, as amended, and (iii) the rules and regulations of the SEC, provided, that, one non-independent, non-employee director may serve on the Audit Committee if (a) the Board has made the required determination under Nasdaq Rule 5605(c) and (b) such Nasdaq rule is in effect or has not otherwise been superseded;

2.	Each member will be able to read and understand fundamental financial statements, in accordance with Nasdaq rules;

3.	No member has participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years;

4.	At least one member will qualify as an audit committee financial expert, under Nasdaq and SEC rules and regulations; and

5.	The following persons shall not be members of the Audit Committee: (i) the Chairman of the Board, (ii) any Director who is employed by, or provides services (other than in his or her official capacity as a Director or Board committee member) on an ongoing basis to, the Company, a person or group of persons, if any, acting together in control of the Company as the term "control" is defined under the Companies Law (a "Controlling Shareholder"), or a company under the control of a Controlling Shareholder, (iii) a Director whose main source of income is dependent on a Controlling Shareholder, (iv) a Controlling Shareholder of the Company, and (v) a Controlling Shareholder's "Relative" (as the term "Relative" is defined under the Companies Law).

The Company has adopted the corporate governance structure set forth in Regulation 5D of the Israeli Companies Regulations (Relief for Public Companies with Shares Listed for Trading on a Stock Market Outside of Israel), 5760-2000 (the “Relief Regulations”), pursuant to which, a public company whose securities are not listed in Israel and are listed on certain foreign exchanges, including Nasdaq, which: (x) satisfies the laws and regulations (including listing standards) regarding the appointment of independent directors and the composition of audit and compensation committees, which apply to companies that are organized in the country in which the qualified foreign exchange operates and listed on such foreign exchange; and (y) has no Controlling Shareholder, is exempt from the Companies Law requirements in connection with External Directors, as well as requirements thereunder regarding the composition of the audit and compensation committees, provided that (z) if at the time of the election or appointment of any director the members of the Board are of one gender, a director of the opposite gender shall be elected or appointed. In accordance with such corporate governance structure as set forth in Regulation 5D of the Relief Regulations, for so long as the Company does not have a Controlling Shareholder, the Company shall satisfy the provisions of law and the listing standards which apply to companies organized within the United States and listed on Nasdaq, in connection to the appointment and number of independent directors on the Board, as well as and the composition of each of the audit and compensation committees, in lieu of those requirements of the Companies Law which would otherwise apply.

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At any point in time, should the Company no longer operate pursuant to the corporate governance structure set forth in Regulation 5D of the Relief Regulations, whether by reason of ineligibility or due to a Board resolution, and the Company appoints External Directors to the Board, then, notwithstanding anything herein to the contrary, the Audit Committee's composition shall be in accordance with the relevant provisions of the Companies Law and the Articles, including: (a) the Audit Committee will have at least three members; (b) all of the Company’s External Directors will be appointed to the Audit Committee; (c) the Chairperson of the Audit Committee shall be an External Director; and (d) External Directors and/or Non-Dependent Directors (as that term is defined under the Companies Law) shall constitute a majority of the Audit Committee's members.

At any point in time, should the Company no longer operate pursuant to the corporate governance structure set forth in Regulation 5D of the Relief Regulations, whether by reason of ineligibility or due to a Board resolution, and the Company appoints External Directors to the Board, then no member of the Audit Committee may receive from the Company, whether directly or indirectly, any fee or compensation except as provided in the Companies Law and Regulations promulgated thereunder pertaining to the compensation of External Directors.

Subject to the above and further subject to any other applicable provisions of the Companies Law, the Board shall annually appoint the members of the Audit Committee as soon as practical after the Company’s annual meeting of shareholders, and the Audit Committee members shall elect a chairperson from amongst its members (the "Chairperson"). The Chairperson's term shall extend until the earlier of his or her term as Director, or the termination of his or her term by a resolution of the Audit Committee (which shall not, however, prejudice his ability to be re-appointed by the Audit Committee to such position).

Without limiting the generality of any of the foregoing, a person who has any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee, shall not serve on the Audit Committee.

III.       RESPONSIBILITIES.

The responsibilities of the Audit Committee shall include the following:

1.	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent registered public accounting firm to review the adequacy of such controls, and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent registered public accounting firm relating to such disclosure (to the extent such attestations or reports are required under applicable law);

2.	Pre-approving audit and non-audit services provided to the Company by the independent registered public accounting firm. The Audit Committee shall consult with management but shall not delegate these responsibilities. The Audit Committee shall also review and approve disclosures relating to fees and non-audit services required to be included in the SEC reports. Subject to the Board and shareholder approval if and to the extent required by applicable law, the Audit Committee shall have the authority to approve all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent registered public accounting firm;

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3.	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit/financial control function;

4.	Reviewing and providing guidance with respect to the independent audit and the Company’s relationship with its independent registered public accounting firm by (i) reviewing the independent registered public accounting firm’s proposed audit scope and approach; (ii) obtaining on a periodic basis a formal written statement from the independent registered public accounting firm regarding relationships and services with the Company which may impact independence and presenting this statement to the Board; (iii) actively engaging in a dialogue with the independent registered public accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm and recommending that the Board take appropriate action to satisfy itself with regard to the registered public accounting firm’s independence; (iv) discussing with the Company’s independent registered public accounting firm the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board; and (v) reviewing reports submitted to the Audit Committee by the independent registered public accounting firm in accordance with the applicable SEC requirements;

5.	Reviewing the qualifications, performance and independence of the Company’s independent registered public accounting firm;

6.	Overseeing compliance with the requirements of the SEC for disclosure of registered public accounting firm’s services and Audit Committee members, member qualifications and activities;

7.	Reviewing with management and the independent registered public accounting firm any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements, internal controls, auditing matters, or accounting policies;

8.	Enforcing the Company’s independent registered public accounting firm’s accountability to the Audit Committee and instructing the independent registered public accounting firm that they are to directly report to the Audit Committee, regarding any issue disputed with management. The Audit Committee shall be responsible for the resolution of any disagreement between management and the registered public accounting firm regarding financial reporting, for the purpose of preparing or issuing an audit report or related work;

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9.	Reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing past or proposed transactions between the Company, members of the Board and management as well as internal control policies and procedures with respect to officers’ use of expense accounts and perquisites, including the use of corporate assets. The Audit Committee shall consider the results of any review of these policies and procedures by the Company’s independent registered public accounting firm;

10.	Providing oversight to the Company’s chief financial officer;

11.	Reviewing any auditing or accounting issues concerning the Company’s employee benefit plans;

12.	If necessary, instituting special investigations relating to financial statements or accounting policies with full access to all books, records, facilities and personnel of the Company;

13.	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors, and retaining such persons to provide such services. The Company shall provide appropriate funding to the Audit Committee to pay the advisors;

14.	Reviewing and approving in advance any proposed related party transactions to the extent required under the Companies Law and Nasdaq and other rules;

15.	Establishing and maintaining free and open means of communication between the Audit Committee, the Company’s independent registered public accounting firm, the Company’s internal audit/financial control department and management with respect to auditing and financial control matters, including providing such parties with appropriate opportunities to meet privately with the Audit Committee;

16.	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

17.	Reviewing and assessing on an annual basis the adequacy of its own charter, structure, processes and membership requirements;

18.	Determining the appropriate funding to be provided by the Company for payment of compensation to any legal, accounting or other advisors employed by the Audit Committee;

19.	Reviewing and discussing periodically with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses;

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20.	At least annually, reviewing and discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures (including management’s risk assessment and risk management policies including its investment policies and performance for cash and short-term investments);

21.	Reviewing and approving any material change or waiver in the Company’s ethics codes regarding directors or senior executive officers, and disclosures made in the Company’s annual report in such regard;

22.	Overseeing the hiring policies for employees or former employees of the independent registered public accounting firm, so that such hiring shall be in compliance with any applicable laws and regulations; and

23.	Performing such additional activities and consider such other matters within the scope of its responsibilities or duties according to applicable law and/or as the Audit Committee and/or the Board deems necessary or appropriate, including those roles and responsibilities described in Section 117 of the Companies Law.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with U.S. generally accepted accounting principles, International Financial Reporting Standards or such other accounting standards adopted by the Company, and applicable rules and regulations.

IV.       MEETINGS

The Audit Committee will meet as often as it determines, but not less frequently than once every quarter. Subject to the provisions of the Companies Law, the procedures for the meetings of the Audit Committee shall be the same as the procedures for the meetings of the Board of Directors, as described in the Articles, mutatis mutandis, insofar as they are appropriate and insofar as they do not replace instructions given by the Board.

The Audit Committee, in its discretion, will ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee will meet separately with the chief executive officer and separately with the chief financial officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet periodically in separate executive session with the independent registered public accounting firm as well as any financial controllers of the Company, at such times as it deems appropriate to fulfill the responsibilities of the Audit Committee under this charter.

The independent registered public accounting firm shall be invited to every meeting of the Audit Committee that relates to the financial statements of the Company. The Internal Auditor shall be invited to and may participate in all Audit Committee meetings. In addition, the Internal Auditor may request that the Chairperson of the Audit Committee convene a meeting to discuss a particular issue, and if so requested, the Chairperson shall convene the Audit Committee within a reasonable period of time, if the Chairperson finds it appropriate to do so.

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The Chairperson shall be authorized to instruct the Internal Auditor to conduct an internal audit, in addition to the Internal Auditor's regular work plan, regarding any matter that may arise requiring an urgent report.

A majority of the Audit Committee members shall constitute a quorum. The action of a majority of those present at a meeting, at which a quorum is present, shall be the act of the Audit Committee.

V.       MINUTES.

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

VI.       COMPENSATION.

Members of the Audit Committee may receive compensation for their service as Audit Committee members, subject to any applicable provisions of the Companies Law.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as members of the Board or any committee thereof.

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